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                                                                    Exhibit 3.67

THIS AGREEMENT made as of the 26/th/ day of June, 2000.

BETWEEN:
          OPUS MINERALS INC. of
          1 First Canadian Place
          P.O. Box 369, Suite 745
          100 King Street West
          Toronto Ontario  M5X 1E2

          (hereinafter referred to as the "Corporation")      OF THE FIRST PART

          INVESTOR RELATIONS GROUP (ONTARIO) INC.  of
          Suite 1600 - 2 First Canadian Place
          Toronto, Ontario
          M5X 1J5

          (hereinafter referred to as the "Purchaser")        OF THE SECOND PART

WHEREAS the parties have entered into a consulting agreement of even date whereunder, among other things, the Corporation agreed to grant options to purchase 150,000 common shares of the Corporation to the Purchaser;

AND WHEREAS on January 10, 1997 the Ontario Securities Commission issued a ruling pursuant to subsection 74(1) of the Securities Act (Ontario) that the grant by the Corporation of options pursuant to the Corporation's stock option plan from time to time to consultants to acquire common shares of the Corporation is not subject to sections 25 or 53 of the Act provided that the issuance of such options to consultants complies with the applicable rules of The Toronto Stock Exchange governing stock potion purchase plans;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, it is hereby agreed by and between the parties as follows:

1. In this Agreement the term "share" or "shares" shall mean, as the case may be, one or more common shares in the capital of the Corporation as constituted at the date of this Agreement.

2. The Corporation hereby grants to the Purchaser, subject to the terms and conditions hereinafter set out, an irrevocable option to purchase One Hundred and Fifty Thousand (150,000) shares of the Corporation (the said One Hundred and Fifty Thousand (150,000) shares being hereinafter called the "Optioned Shares") at the price of ninety cents ($2.55 US funds) per Optioned Share.

3. The Purchaser shall, subject to the terms and conditions hereinafter set out, have the right to exercise the options hereby granted with respect to all or any part of the Optioned Shares at any time or from time to time after the date hereof and prior to the close of business on June 30, 2002 (hereinafter called the "Expiry Date"). On the Expiry Date the options hereby granted shall forthwith
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expire and terminate and be of no further force or effect whatsoever as to such of the Optioned Shares in respect of which the options hereby granted have not then been exercised.

4. If at any time when the option hereby granted remains unexercised with respect to any Optioned Shares, (a) a general offer to purchase all of the issued shares of the Corporation is made by a third party or (b) the Corporation proposes to sell all or substantially all of its assets and undertaking or to merge, amalgamate or be absorbed by or into any other company (save and except for a subsidiary or subsidiaries of the Corporation) under any circumstances which involve or may involve or require the liquidation of the Corporation, a distribution of its assets among its shareholders, or the termination of its corporate existence, the Corporation shall use its best efforts to bring such offer or proposal to the attention of the Purchaser as soon as practicable and
(i) the options hereby granted may be exercised, as to all or any of the Optioned Shares in respect of which such options have not previously been exercised, by the Purchaser at any time up to and including (but not after) a date thirty (30) days following the date of the completion of such sale or prior to the close of business on the Expiry Date, whichever is the earlier; and (ii) the Corporation may, at its option, require the acceleration of the time for the exercise of the said option and of the time for the fulfillment of any conditions or restrictions on such exercise.

5. Subject to the provisions of paragraph 4 hereof, the options hereby granted shall be exercisable (at any time and from time to time as aforesaid) by the Purchaser giving a notice in writing addressed to the Corporation at its principal office in the City of Toronto, Ontario and delivered to the Secretary of the Corporation, which notice shall specify therein the number of optioned shares in respect of which such notice is being exercised and shall be accompanied by payment (by cash or certified cheque) in full of the purchaser price for such number of optioned shares so specified therein. Upon any such exercise of options as aforesaid the Corporation shall forthwith cause the transfer agent and registrar of the Corporation to deliver to the Purchaser (or as the Purchaser may otherwise direct in the notice of exercise of option) within three (3)days following receipt by the Corporation of any such notice of exercise of option a certificate or certificates in the name of the Purchaser representing in the aggregate such number of optioned shares as the Purchaser shall have then paid.

6. Nothing herein contained or done pursuant hereto shall obligate the Purchaser to purchase and/or pay for any Optioned Shares except those Optioned Shares in respect of which the Purchaser shall have exercised its option to purchase hereunder in the manner hereinbefore provided.

7. In the event of any sub-division, re-division or change of the shares of the Corporation at any time prior to the Expiry Date into greater number of shares, the Corporation shall deliver at the time of any exercise thereafter of the option hereby granted such additional number of shares as would have resulted from such sub-division, re-division or change if such exercise of the option hereby granted had been prior to the date of such sub-division, re-division or change.

     In the event of any consolidation or change of the shares of the Corporation at any time prior to the Expiry Date into a lesser number of shares, the number of shares deliverable by the Corporation on any exercise thereafter of the option hereby granted shall be reduced to such number of shares as would have resulted from such consolidation or change if such exercise of the option hereby granted had been prior to the date of such consolidation or change.
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8.    The Purchaser shall have no rights whatsoever as a shareholder in respect of any of the Optioned Shares (including any right to receive dividends or other distributions therefrom or thereon) other than in respect of the Optioned shares in respect of which the Purchaser shall have exercised his option to purchase hereunder and which the Purchaser shall have actually taken up and paid for.

9. Any notice required or permitted to be given hereunder shall be given by hand delivery, facsimile transmission or by registered mail, postage prepaid, addressed to the parties at their respective addresses as previously set forth and any such notices given by hand delivery or by facsimile transmission shall be deemed to have been received on the date of delivery or transmission and if given by prepaid registered mail, shall be deemed to have been received on the third business day immediately following the date of mailing. The parties shall be entitled to give notice of changes of addresses from time to time in the manner hereinbefore provided for the giving of notice.

10.   Time shall be the essence of this Agreement.

11. The provisions of this Agreement shall inure to the benefit of and be binding upon the Corporation and the Purchaser and their respective successors and assigns. This Agreement shall not be assignable by the Purchaser.

12. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto in connection with the subject matter hereof. No supplement, modification, waiver or termination of this Agreement shall be binding, unless executed in writing by the parties to be bound thereby.

13.   This Agreement shall be governed by the laws of Ontario.

IN WITNESS WHEREOF this Agreement has been executed by the parties.

                           )   OPUS MINERALS INC.
                           )
                           )
                           )   Per:
                           )
                           )   Authorized Signatory
                           )
                           )
                           )   INVESTOR RELATIONS GROUP (ONTARIO) INC.
                           )
                           )
                           )   Per:
                           )
                           )   Authorized Signatory